                                                                   EXHIBIT 23.01

                    INDEPENDENT AUDITOR'S CONSENT

We consent to the use in the Registration Statement and Prospectus of Natural Gas Services Group, Inc. of our reports dated March 14, 2002 and July 31, 2001 accompanying the financial statements of Natural Gas Services Group, Inc. and the statements of revenue and direct operating expenses of assets acquired by Great Lakes Compression, Inc. respectively, contained in such Registration Statement, and to the use of our name and the statements with respect to us, as appearing under the heading "Experts" in the Prospectus.



HEIN & ASSOCIATES LLP

Dallas Texas
May 14, 2002